Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS]

July 19, 2002

PriceSmart, Inc.
4649 Morena Boulevard
San Diego, California 92117

Re:	PriceSmart, Inc. Registration Statement on Form S-3; 47,808 shares of common stock, par value $0.0001 per share

Ladies and Gentlemen:

        In connection with the registration by PriceSmart, Inc., a Delaware corporation (the "Company"), of 47,808 shares of common stock of the Company, par value $0.0001 per share (the "Shares"), under the Securities Act of 1933, as amended, on the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 19, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Shares are being issued pursuant to a Stock Purchase Agreement dated as of June 24, 2002 among the Company, Green Hill Investments, Inc. and PSMT (Barbados) Inc., a Stock Purchase Agreement dated as of June 24, 2002 between the Company and Chancellor Holdings Limited and a Stock Purchase Agreement dated as of June 24, 2002 among the Company, Island Food and Distributors, N.V., and Nithyananda Ent. Ltd. (collectively, the "Agreements").

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization of the Shares and proposed to be taken by the Company in connection with the issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

        Subject to the foregoing, it is our opinion that as of the date of this opinion, the Shares have been duly authorized and, upon the issuance of and payment for the Shares in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                      Very truly yours,

                      /s/ LATHAM & WATKINS